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                           TELE-COMMUNICATIONS, INC.

  OFFER TO EXCHANGE SHARES OF TELE-COMMUNICATIONS, INC. SERIES A TCI VENTURES
                                     GROUP
 COMMON STOCK FOR SHARES OF TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON
                                     STOCK

THE SERIES A EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 1997, UNLESS THE SERIES A EXCHANGE OFFER IS EXTENDED (SUCH DATE AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). SERIES A TCI GROUP COMMON STOCK TENDERED PURSUANT TO THE SERIES A EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                                                                  August 7, 1997

TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     We are enclosing herewith the material listed below relating to the offer by Tele-Communications, Inc. (the "Company") to issue shares of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "Series A TCI Ventures Group Common Stock"), in exchange for shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "Series A TCI Group Common Stock"), validly tendered to the Company and not properly withdrawn, upon the terms and subject to the conditions set forth in the Offering Circular of the Company, dated August 7, 1997 (the "Offering Circular"), and the related Letter of Transmittal (collectively, the "Series A Exchange Offer"). Consummation of the Series A Exchange Offer is subject to, among other things, satisfaction of the conditions set forth in the Offering Circular under "THE EXCHANGE OFFERS -- Certain Conditions to the Exchange Offers."

     We are asking you to contact your clients for whom you hold Series A TCI Group Common Stock registered in your name or in the name of your nominee. In addition, we are asking you to contact your clients who, to your knowledge, hold Series A TCI Group Common Stock registered in their name.

     Enclosed for your information and use are copies of the following documents:

     1.  Letter to TCI Group Stockholders from John C. Malone;

     2.  The Offering Circular;

     3. A Letter of Transmittal ("Letter of Transmittal") for your use in connection with the tender of Series A TCI Group Common Stock and for the information of your clients;

     4. A form of letter that may be sent to your clients for whose accounts you hold Series A TCI Group Common Stock registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Series A Exchange Offer;

     5.  A form of Notice of Guaranteed Delivery;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in the Letter of Transmittal); and

     7. A return envelope addressed to The Bank of New York, the Exchange Agent (the "Exchange Agent").

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE SERIES A EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 1997, UNLESS EXTENDED. SERIES A TCI GROUP COMMON STOCK TENDERED PURSUANT TO THE SERIES A EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE OFFERING CIRCULAR, AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
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     In all cases, shares of Series A TCI Ventures Group Common Stock will be issued in exchange for shares of Series A TCI Group Common Stock, up to the Series A Maximum (as defined in the Offering Circular), tendered and accepted for exchange pursuant to the Series A Exchange Offer only after timely receipt by the Exchange Agent of (i) certificates representing such shares of Series A TCI Group Common Stock (or a Book-Entry Confirmation of the book-entry transfer of such shares into the Exchange Agent's account at a Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or in the case of book-entry transfer, an Agent's Message and (iii) any documents required by the Letter of Transmittal. Capitalized terms used but not defined herein shall have the meanings set forth in the Offering Circular.

     If holders of Series A TCI Group Common Stock desire to tender shares of Series A TCI Group Common Stock for exchange pursuant to the Series A Exchange Offer and the holders' certificates for such shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, tender may nevertheless be effected by following the guaranteed delivery procedures described in the Offering Circular under the heading "THE EXCHANGE
OFFERS -- Procedure for Tendering -- Guaranteed Delivery."

     The procedure for tendering shares of Series A TCI Group Common Stock is set forth in the Offering Circular under the caption "THE EXCHANGE
OFFERS -- Procedure for Tendering." Holders of Series A TCI Group Common Stock who wish to exchange any shares of Series A TCI Group Common Stock must either use the Letter of Transmittal distributed with the Offering Circular (or a facsimile thereof) or comply with the requirements of a Book-Entry Transfer Facility for such Facility to transmit an Agent's Message. In addition, holders of Series A TCI Group Common Stock who are following the procedures for guaranteed delivery set forth in the Offering Circular must use the Notice of Guaranteed Delivery distributed with the Offering Circular (or a facsimile thereof).

     The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of securities pursuant to the Offering Circular. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of Series A TCI Group Common Stock to it, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

     Any inquiries you may have with respect to the Series A Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Georgeson & Company Inc., the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offering Circular.

                                          Very truly yours,

                                          Tele-Communications, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE SERIES A EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.